Exhibit 99.8

April 10, 2012

Boards of Directors

Gladstone Land Corporation

1521 Westbranch Drive, Second Floor

McLean, Virginia 22102

Members of the Board:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-11, and amendments thereto, filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission (the “Registration Statement”). We consent to the summary of, and reference to, our appraisal report on the property at 252 San Andreas Road, Watsonville, California dated as of September 27th, 2010 in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We consent to the summary of, and reference to, our appraisal report on the property at 75 Dalton Lane, Watsonville, California dated as of June 16th, 2011 in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We consent to the summary of, and reference to, our appraisal report on the properties at 2364 West Beach Street, Watsonville, California being produced in April 2012 in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We consent to the reference to any updated appraisal information we provide on these properties. We further consent to the filing of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ Brian A. Nicholson, SRA
Brian A. Nicholson, SRA
PRESIDENT
NICHOLSON & COMPANY